As filed with the Securities and Exchange Commission on July 5, 2001
                           Commission File Number 333-83231

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                        FORM SB-2
                               REGISTRATION STATEMENT
                              Under The Securities Act of 1933

                           GLOBAL FOODS ONLINE, INC.

  NEVADA                                              95-4741485
 (State or other   (Primary Standard Industrial    (I.R.S. Employer
jurisdictions      Classification Code Number)  Identification number)
of incorporation
or organization

                   GLOBAL FOODS ONLINE, INC.
    (Exact name of registrant as specified in our charter)

                    520 North Kings Road, Suite 214
                     Los Angeles, CA 90048
                   Telephone:  323-852-9877
   (Address and telephone number of registrant's principal executive offices and principal place of business.)

                           David Gordon
                    520 North Kings Road, Suite 214
                     Los Angeles, CA 90048
                   Telephone:  323-852-9877
(Name, address and telephone number of agent for service.)

                            with copies to:
                            Jody M. Walker
                            Attorney At Law
                       7841 South Garfield Way
                       Littleton, Colorado 80122
                         Telephone:  303-850-7637
                         Facsimile:  303-220-9902

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:   | x |

                       CALCULATION OF REGISTRATION FEE
Title of each                              Proposed       Proposed       Amount of
class of                 Amount to be      offering       aggregate     registration
securities                registered        price       offering price     fee

Common Shares             12,000,000          $.25(1)    $3,000,000      $750.00
Common Shares                500,000          $.30(1)(2)    150,000        37.50
Common Shares                750,000           .25(3)       187,500        46.88
                          ----------                     ----------      -------
                          13,250,000                     $3,337,500      $834.38

(1)Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum price per share information is based on the two day average of the closing sale prices of Global's common stock, $.25 per share, reported on the NASD Bulletin Board.
(2)Issuable upon the exercise of common stock warrants issued to selling shareholders.
(3)Represents common stock being registered on behalf of the selling shareholders.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Dated June 25, 2001

SUBJECT TO COMPLETION

                    Global Foods Online, Inc.

      -  Up to 12,000,000 shares are issuable to Cornell Capital
         Partners, L.P., based on an equity line of credit agreement dated May 2001

      -  750,000 common shares on behalf of selling security holders

      - 500,000 common shares to be issued upon exercise of warrants held by selling security holders

We will receive no proceeds from the sale of the shares by the selling shareholders. We have received proceeds from the sale of shares currently outstanding and may receive proceeds from the sale of shares to Cornell, an underwriter of our common stock and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants and certain selling security holders.

                 Our shares are listed on the
                 OTC Bulletin Board under the
                         symbol GFDO

Consider carefully the risk factors beginning on page 10 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                4
RISK FACTORS                                      4
CORNELL                                           6
SELLING SECURITY HOLDERS                          6
TERMS OF THE OFFERING                             7
EQUITY LINE OF CREDIT AGREEMENT                   7
SOURCE AND USE OF PROCEEDS                        8
GLOBAL                                            9
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                        10
MANAGEMENT                                       12
PRINCIPAL SHAREHOLDERS                           12
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS                                  13
SHARES ELIGIBLE FOR FUTURE SALE                  13
MARKET FOR REGISTRANT'S COMMON EQUITY            13
DESCRIPTION OF SECURITIES                        14
INDEMNIFICATION                                  14
LEGAL MATTERS                                    15
LEGAL PROCEEDINGS                                15
ADDITIONAL INFORMATION                           15
EXPERTS                                          16
INTERESTS OF NAMED EXPERTS AND COUNSEL           16

                        PROSPECTUS SUMMARY


GLOBAL

Global's principal offices are located at 520 North Kings Road, Suite
214, Los Angeles, California 90048.   Our telephone number at such
address is (323) 852-9877.   These offices consist of 300 square feet
and are provided free of charge from Mr. Gordon, secretary, vice-president and director of Global.

CORPORATE OPERATIONS

Through our internet website, Global Foods Online.com, and our printed directories, Global will provide an effective forum for food, beverage and confectionery manufacturers from around the world to sell their products in the United States and Canada.

ABOUT OUR EQUITY LINE OF CREDIT AGREEMENT

We have entered into an equity line of credit agreement with Cornell Capital Partners, L.P. for Cornell to invest up to $3 million, at our option, through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume and a minimum period of time since the last sale. Each sale will be to Cornell. In turn, Cornell will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Cornell either in the open market or to other investors.

KEY FACTS
Shares being offered for resale
to the public...........................12,000,000

Total shares outstanding prior to
the offering............................ 8,872,060
                                        as of May 31, 2001

Total shares outstanding after the
offering................................20,872,060

Price per share to the public...........Market price at time of resale

Total shares outstanding after the
offering and exercise of all warrants...21,372,060

Total proceeds raised by offering.......None; however, we may receive up to $3 million from Cornell under
                                        the equity line of credit agreement and
                                        additional amounts may be received
                                        from the exercise of warrants

Market for common stock                 Our shares are currently listed
                                        on the National Association of
                                        Securities Dealers Over The
                                        Counter Bulletin Board under
                                        the stock symbol GFDO.


----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------

1. Our management has limited experience, may not run the company in a profitable manner and you may lose your entire investment.

Our management has limited experience in the conduct of a public corporation. Compared to other companies, we do not have depth of managerial, administrative and technical personnel. We may not run the company in a profitable manner due to this inexperience and you may lose your entire investment.

2. Customers may not view our products as being any different from our competitors products and we may not be able to achieve significant national, regional and local name recognition resulting in decreased revenue.

Many of our competitors have achieved significant national, regional and local name recognition. Many of our competitors have longer operating histories and greater financial resources. We cannot be assured that customers will regard our products as sufficiently distinguishable from similar products offered by the competitors. Our sales could decrease in the event of significant or sustained price discounting in the industry.

3. Independent market research has not been conducted on the potential demand for our products.

We have not had an independent organization conduct market research providing us with independent assurance that there is a potential demand for our business operations. We cannot be assured that we will be successful even in the event a market demand is independently identified.

4. The report of the certifying accountant expresses a going-concern qualification that Global may not be able to continue as a going-
concern.   You may lose your entire investment if we cannot achieve or sustain profitability.

The report of the certifying accountant expresses a going concern
qualification.   As of January 1, 2001, Global and our predecessor had
an accumulated deficit of $(1,400,463) with current liabilities of $33,241. We currently expect to significantly increase our operating expenses to develop and expand our sales and marketing operations, to fund greater levels of product development, and to develop and commercialize additional media properties.

As a result of the foregoing factors, we expect to continue to incur significant losses on a quarterly and annual basis for the foreseeable
future.   These conditions raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will achieve or sustain profitability.

5. The funds we may receive from Cornell will not be sufficient for our long term capital requirements and we may have to raise additional financing.

Until our recent acquisition of IF&B media Corporation, our activities
were limited to organizational and capital formation.    We will
experience higher than normal operating expenses during initial operations.

We believe that the funds to be raised in this offering, assuming the successful completion of a maximum offering, together with our revenues will be sufficient to provide us with capital sufficient to fund our short-term needs. It is likely that we will be required to raise additional capital. We cannot assure you that the proceeds we receive from Cornell will, in fact, be available or if available will be sufficient in the near term or that conditions and circumstances may not result in subsequent cash requirements by us, or that future funds will be sufficient to sustain operations and to meet growth.

In the event of these developments, attaining financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us.

6.   The private equity line provides for an increasing number of shares to be issued to Cornell as the market price for our common
stock falls.   This could have an adverse affect on your investment.

The increase number of shares to be issued to Cornell will dilute your equity position, depress the price of the common stock, encourage
short sales and could cause a change in control in Global.   No finder
or other fees were or will be paid in connection with the various agreements with Cornell or its affiliates.

7. We have a limited public market and you may not be able sell your common shares.

Although Global' common stock became listed on the NASD OTC Bulletin
Board under the symbol       in 2000, there has been little
significant trading of Global' common stock, and there can be no assurance that a long term active public market for the common stock will develop or be sustained.

8. You will experience dilution of the value of your investment in us.

      The shares are dilutive to the current outstanding and issued shares of common stock and the consummation of the offering may have an adverse effect on the public trading price of our common stock.


-----------------------------------------------------
               CORNELL
-----------------------------------------------------

The following table sets forth certain information with respect to the underwriter as of May 31, 2001. An asterisk indicates if their common stock ownership is less than one percent.

                                 BENEFICIAL
                                OWNERSHIP OF
                               COMMON STOCK AS        MAXIMUM NUMBER OF       AMOUNT AND PERCENTAGE OF
                               OF MAY 31,      SHARES OF COMMON STOCK      COMMON STOCK AFTER THE
           NAME                     2001              OFFERED FOR SALE                  SALE
-----------------------------  ---------------    -----------------------     -------------------------
                                                                                 NUMBER          %
                                                                              ------------  -----------

Cornell Capital Partners, L.P.        --                 12,000,000 (57.49%)         0.00       0.00%

The above table assumes that Cornell will sell all of the shares of
common stock offered hereby.   We cannot assure you that Cornell will
sell all or any of the shares offered hereunder.

This number includes (solely for purposes of this prospectus) up to an aggregate of 12,000,000 shares of our common stock that we may sell to Cornell pursuant to the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Cornell. It is expected that Cornell will not beneficially own more than 9.9% of our standing common stock at any time.

The beneficial owners of Yorkville Advisors Management which controls Cornell are Mark Angelo, Joseph Donohue and Robert Farrell.


----------------------------------------------------------
                    SELLING SECURITY HOLDERS
----------------------------------------------------------


The following table sets forth certain information with respect to the underwriter as of May 31, 2001. An asterisk indicates if their common stock ownership is less than one percent.

                                 BENEFICIAL
                                OWNERSHIP OF
                               COMMON STOCK AS        MAXIMUM NUMBER OF       AMOUNT AND PERCENTAGE OF
                               OF MAY 31,      SHARES OF COMMON STOCK      COMMON STOCK AFTER THE
           NAME                     2001              OFFERED FOR SALE                  SALE
-----------------------------  ---------------    -----------------------     -------------------------
                                                                                 NUMBER          %
                                                                              ------------  -----------

Yorkville Advisors Management    500,000 warrants         500,000                  0             0%
Alexander & Wade                 250,000 common shares    250,000                  0             0%
Persia Consulting Group, Inc.    500,000 common shares    500,000                  0             0%

The above table assumes that the selling security holders will sell
all of the shares of common stock offered hereby.   We cannot assure
you that the selling security holders will sell all or any of the shares offered hereunder.

----------------------------------------------------------
                    TERMS OF THE OFFERING
----------------------------------------------------------

      Cornell is free to offer and sell its common shares at times, in a manner and at prices as it may determine. The types of transactions in which the common shares are sold may include transactions in the smallcap market, including

   -   block transactions,
   -   negotiated transactions,
   -   the settlement of short sales of common shares, or
   -   a combination of such methods of sale.

The sales will be at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers.

      Cornell has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

      Cornell may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriter. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

      Cornell is deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

       Cornell will be subject to prospectus delivery requirements.

      We have informed Cornell that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided the underwriter with a copy of such rules and regulations.

      Cornell also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.


-----------------------------------------------------------
                   EQUITY LINE OF CREDIT AGREEMENT
-----------------------------------------------------------

      OVERVIEW. In May 2001, we entered into an equity line of credit agreement with Cornell. The equity line of credit agreement entitles us to issue and sell, at our option, our common stock for up to an aggregate of $3 million from time to time during a twenty-four period beginning on the date that this registration statement is declared
effective.   This is also referred to as a put right.

      PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least eleven business days' advance notice to Cornell of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Cornell.

At our option, we may also designate a maximum dollar amount of common stock (not to exceed one hundred fifty percent of the average daily volume of Global's common stock over the forty trading days prior to the advanced notice date multiplied by the purchase price) which we will sell to Cornell during the put and/or a minimum purchase price per common share, if applicable, at which Cornell may purchase shares during the put. The designated minimum purchase price per common share, if we chose to specify one, shall be no greater than 75% of the closing bid price of our common stock for the fifteen trading days prior to the a relevant advance notice date.

      WITHDRAWAL OF ADVANCE NOTICE. We shall automatically withdraw that portion of the advance notice that does not meet the minimum acceptable price. For every day of the ten trading days after the advance notice date that the closing bid price of the stock is below $.015 the advance would be automatically reduced by ten percent.

      TERMINATION OF EQUITY LINE OF CREDIT AGREEMENT. We may also terminate our right to initiate further puts or terminate the equity line of credit agreement by providing Cornell with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the equity line of credit agreement or any related agreement.

      LOCK UP PERIOD. During the term of the equity line of credit agreement, we shall not, without the prior consent of the investor, issue or sell

   - any common stock without consideration or for a consideration per share less than the bid price on the date of issuance or
   - issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock without consideration or for a consideration per share less than the bid price on the date of issuance.

We shall obtain from each officer, director of affiliate a lock up agreement agreeing to only sell in compliance with the volume limitation of Rule 144.

      CORNELL'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Cornell (including affiliates, their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.


--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

      We expect to sell to Cornell up to $3,000,000 of common stock under the equity line of credit agreement.

We intend, in the following order of priority, to use the net proceeds from this offering as follows:

Pre-press, first and second issue publication costs      $  500,000
Mailings and distribution                                   250,000
Overhead US/UK                                              600,000
Database build for circulation - buyers/sellers             250,000
Advertising, promotion and public relations                 750,000
Website development                                         250,000
Sales team                                                  250,000
Working capital reserve                                     150,000
                                                          ---------
            Total                                        $3,000,000

The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

       -       The progress of our final development of our business,

       - Revenues generated from existing and anticipated services, products and licenses,

       -       The development of marketing and sales resources,

       - Administrative and legal expenses, and other requirements not now known or estimable.

We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 9 months.

-------------------------------------------------------
                        GLOBAL
-------------------------------------------------------

Business Activities. Through our internet website, Global Foods Online.com, and our printed directories, Global will provide an effective forum for food, beverage and confectionery manufacturers from around the world to sell their products in the United States and Canada.

Global Foods Online. com.   Our website is currently under
development.   We anticipate that the website will be completed in the
next sixty days.   Global's website will be accessible to both the
food-industry purchasing professionals and the millions of average consumers who shop via the Internet through countless numbers of Internet browsers.

Global's website will have an extensive range of consumer-oriented information and product sales including chat rooms, recipes and other informative and entertaining data on ethnic and specialty foods and beverages. It will also include help for consumers looking to locate
and purchase a specific product in their area.   The website will
offer such features as paid "Wine of the Month" club memberships, travel packages and cruises hosted by famous chefs and cooking schools worldwide.

While online, website users can join live chats with famous chefs, purchase diet programs and cookbooks as well as kitchenware and cookware, join recipe exchange clubs and generally keep on top of what's happening in the food industry around the world with food trend
updates.   Also featured will be a guide to famous restaurants around the world, including their menus and most popular recipes, sources for food and beverage giftpacks, global food magazine subscriptions, audio and video tapes on cooking and much more.

The focal point of the Company's website will be a frequently-updated directory of specialty food and beverage manufacturers from around the world who desire to sell to the United States and Canadian markets.
A full color version of this industry-focused directory will also be available in print form.

Printed Directory.   The "International Food and Beverage Source
Directory" will be printed quarterly, published in a magazine style and sent, at no change, to an estimated 50,000 selected food buyers, distributors, brokers, wholesalers, importers, supermarket buyers and
other decision-makers in the United States and Canada.   Our
management believes that these food-industry professionals are constantly seeking new products and trends to add to the array of ethnic specialty foods available in supermarkets, independent retail stores, food service groups and restaurants and are required by food
manufacturers to represent them for sales to retailers.    We will
include non-food oriented advertisers, including airlines, financial and credit card companies, hotels and a myriad of other related service industries.

We are doing preparatory work on the directory and are producing sales and media kits and promotion literature. We have sent the initial forms of these items to government agencies to obtain target audience
lists of USA specialty food, beverage and confectionery buyers.   Our
in house expanded list will also detail food and beverage manufacturing companies obtained through our contacts with over 80 countries.

Market.   Currently, the United States market alone is valued in
excess of $49 billion annually for the sales of specialty, ethnic and gourmet foods (Gourmet News 1997).

Marketing Strategy.   Our business will initially come from our
production of a series of Source International: Food & Beverage Directories sent free of charge to professional buyers in the United
States.   The directories will contain small to medium emerging
companies throughout the world who will be offered paid advertising space as full color entries describing and depicting their products
photographically.   There will be six alternative sized ads at various
prices, available to pre-formatted layouts, country by country,
category by category, from the main sourcing areas.   Global will
target the United States market first and then expand into the world-wide market.

Once the core business has been established in printed form, we will develop associated activities covering "Help in Exporting" which will include seminars and how to publications and newsletters.

We may develop specific publications relating to major categories during country and product promotional periods at the retail level. These publications will target distributors, brokers, importers and wholesalers of imported multi-cultural specialty foods and beverages

Revenue.   Global will receive revenue from the sale of advertisements
on the website and in the printed directory.   The advertising fees
will be dependent upon the size and location of each advertisement and will be determined on a per advertisement basis.

We hope to achieve financial sales once our initial mailing and other additional sales methods have been carried out. We already have received support of the appropriate government agencies related to the export of food and beverage branded products in contacting their SME
food and beverage manufacturers and producers.   Additional income
will come from corporate advertisers in associated services in the fields of finance, shipping and distribution, insurance, travel and
exhibition organizers.   No soliciting for income has been carried out
to date.

Advertisers in Global's directories will be offered pages on our website free of charge, but advertisers will pay a 5% brokerage fee of gross sales value of any single sale that is carried out on our
website.   Additional revenue will be received from banner advertising on our website pages, celebrity chef chat room visits, ethnic cookery books and utensil direct sales, cookery schools and gourmet holiday promotions, sponsored specific products and country promotions.

Employees.  Global has no full time and no part time employees.

Global employs the services of sub-contractors as needed.

Government Regulations.   At the present time, there are no pervasive
regulations of Global's business.

Competition.   Although Global does not know of any food and beverage
directory geared to the United States market which promotes foreign food and beverage makers, there is significant competition in the food
and beverage promotion industry.   Global competes with established
companies and other entities, many of which possess substantially
greater resources than Global.   Almost all of the companies with
which Global competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than Global
now has, or will have in the foreseeable future.   It is also likely
that other competitors will emerge in the near future.   We cannot be
assured that we will compete successfully with other established
companies.   Global shall compete on the basis of price and quality.
Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.


-------------------------------------------------------
        MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION
-------------------------------------------------------


Trends and Uncertainties. Demand for Global's services will be dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of Global's activities is the directory publication solely niche marketed to food and beverage manufacturers, Global's business operations may be adversely affected by Global's competitors and prolonged recessionary periods.

Capital and Source of Liquidity. Global currently has no material commitments for capital expenditures.

For the nine months ended January 31, 2001, Global pursued no investing activities.

For the nine months ended January 31, 2000, Global purchased office equipment of $3,187 resulting in net cash provided by investing activities.

For the nine months ended January 31, 2001, Global sold common stock for cash of $78,000 resulting in net cash provided by financing activities of $78,000.

For the nine months ended January 31, 2000, Global sold common stock for cash of $115,381 resulting in net cash provided by financing activities of $115,381.

Global expects that the net proceeds from our recent offering, and the cash flow from future operations upon commencement, if any, will be sufficient to allow us to meet the expected growth in demand for our products and services. Additionally, Global expects to utilize any proceeds received from the exercise of the class A warrants to expand
operations.   However, there can be no assurance that sufficient
warrant exercise will occur or that future advertising sales will meet
Global's growth expectations.   Should either of these fail to occur,
Global may elect to

   -   reduce the planned expansion of operations or
   - pursue other financing alternatives such as a rights offering, warrant exercise or borrowings.

Implementation of either of the foregoing options could delay or diminish Global's planned growth and adversely affect our profitability.

On a long-term basis, liquidity is dependent on increased revenues from operations, additional infusions of equity and debt financing. Global does not have sufficient moneys to carry on operations for the
next 12 months.   Global believes that additional capital and debt
financing in the next twelve months will allow Global to commence our marketing and sales efforts and thereafter result in revenue and greater liquidity in the long term. We will have to pursue other
financing alternatives as described above.   However, we cannot be
assured that we will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.

For the nine months ended January 31, 2001, we had no revenue and we
had operating expenses of $948,527.   The operating expense consisted
primarily of accounting fees of $8,365, legal fees of $13,000, miscellaneous costs of $3,500, office supplies of $504, operating expenses of $178,064, travel of $12,247, advertising of $10,073, automobile expenses of $16,103, consulting of $689,400 and other
expenses of $17,271.   The consulting fees of $689,400 was paid in
common stock.

For the nine months ended January 31, 2000, Global had no revenues and had an operating loss of (130,715).

For the nine months ended January 31, 2000, we had no revenue and we
had operating expenses of $130,715.   The operating expense consisted
primarily of accounting fees of $10,092, legal fees of $2,614, miscellaneous costs of $10,136, office supplies of $4,452, operating expenses of $24,520, outside services of $41,278, printing and reproduction fees of $12,785, professional fees of $9,431, travel of $4,425 and other expenses of $10,982.

Plan of Operation.   Global, over the next twelve months intends to
distribute our directories in the United States and internationally and to utilize the World Wide Web in the implementation of its planned business operations. Global has no need of product research and
development.   Management possesses the experience to implement our
business plan.   No significant equipment purchases are planned over
the next twelve months.

Global shall seek to maintain low operating expenses while commencing operations and increasing operating revenues. Global is focusing on
maintaining a low cost administrative approach.   However, increased
marketing expenses will probably occur in future periods as Global attempts to further increase its marketing and sales efforts.

---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------


The principal executive officers and directors of Global are as follows:

Name                         Position                Term(s) of Office

John Harrison, age 68     President/Director          April 6, 1999
                                                         To present
David Gordon, age 71   Secretary/Vice President       April 6, 1999
                             Director                    To present

Resumes:

David Gordon - Mr. Gordon was the co-founder of IF&G Media Corporation from inception in November 1998 until its merger with the Company. From 1994 to 1999, Mr. Gordon was self-employed as a public relations consultant, marketing consultant and a publishing consultant.

John Harrison - Mr. Harrison was the co-founder of IF&G Media Corporation from inception in November 1998 until its merger with the
Company.   From March 1994 to present, Mr. Harrison has been the
owner, senior partner and designer of Harrison Consultancy, a design
and marketing consultancy.   From March 1992 to present, Mr. Harrison
has been chief executive officer and 50% owner of Shamrock foods Exports Ltd., a food export marketing to the United States.

Mr. Phillip Fox resigned as a director of the Company due to time constraints in his other endeavors during the third quarter of 1999

EXECUTIVE COMPENSATION

To date, Global has not paid any remuneration to its officer other than Phillip Fox who received 290,000 common shares for services rendered.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 8,872,060 common shares outstanding. The following tabulates holdings of shares of Global by each person who, subject to the above, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Global individually and as a group.

                 Shareholdings at Date of
                      This Prospectus

                                                                              Percentage of
                                                                               Outstanding
                                                                                shares as
                                                                                 Adjusted
                                                                                 to Reflect
                                                           Percentage           Conclusion
                                  Number & Class            Prior to               of the
Name and Address                  of shares(1)              offering            offering(2)


John Harrison
70 Alder Lodge
Stevenage Road
London SW6 6NR England               1,950,000              28.13%                21.55%

David Gordon
520 North Kings Road
Suite 214
Los Angeles, CA 90048                1,950,000              28.13%              21.55%


All Officers and Directors
as a Group (2 persons)               3,900,000              56.26%             43.10%

Timothy Miles
10 Office Park Road, Suite 222
Hilton Head Island, SC 29928           502,865               7.25%              1.60%

Persia Consulting  Group, Inc.         500,000               5.64%              0.00%
One World Trade Center
Suite 8735
New York, NY 10025

 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2) Assumes exercise of warrants and sale of underlying shares.


------------------------------------------------------------
    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------------

Officer Advance.   On April 23, 1999, we advanced $30,000 to our
president for the purpose of establishing a sales office in London,
England.    The full amount of the advance will be utilized for
authorized business purposes during the fiscal year ended April 30,
2000.   During the year ended April 30, 2000, we opened a bank account in London. All expended funds have been used for office expenses and related travel expenses.


----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

Global currently has 8,872,060 shares of common stock outstanding.
A portion of these common shares will be deemed to be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Global's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of Global may sell is not so limited.

Non-affiliates may each sell without limitation shares held for three years. Global will make application for the listing of our shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Global's Shares in the over-the-counter market,
should a market develop.   Prior to this offering there has been only
a limited market for the common stock of Global.   The effect, if any,
of a public trading market or the availability of shares for sale at
prevailing market prices cannot be predicted.   Nevertheless, sales of
substantial amounts of shares in the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
-----------------------------------------------------------

Market Information

The common shares of Global are currently listed on the National Association of Securities Dealers Over The Counter Bulletin Board
under the stock symbol GFDO.   Trading commenced in the third quarter
of 2000.   There has been little significant trading of Global' common stock and there can be no assurance that a long term active public market for the common stock will develop or be sustained.

The following table sets forth the range of high and low prices for the periods indicated:

Quarter Ended           High          Low

October 31, 2000        .56            .35
January 31, 2001        .09            .07
April 30, 2001          .08            .03

Holders

As of May 31, 2001, there were approximately 273 shareholders. Global has no knowledge of any matter since that date that would effect any change to that total.

Dividends

Global is a development stage company and, since our inception, has not generated any material sales. As a result, it is not in a position to declare any dividends, nor does it intend to declare any dividends in the near future.


--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

The Company's articles of incorporation authorize it to issue up to
50,000,000 common shares.   Shares of common stock purchased in this
offering will be fully paid and non-assessable.

Common Stock.   Holders of our common shares are entitled to cast one
vote for each share held at all shareholders meetings for all purposes. There are no cumulative voting rights. Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Global legally available for distribution to shareholders after the payment of all debts and other liabilities. Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. All outstanding common shares are, and the shares offered hereby will be when issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. We have not paid dividends to date and we do not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Global.
Accordingly, future dividends, if any, will depend upon, among other considerations, Global's need for working capital and our financial conditions at the time.

Warrants.    Global authorized the issuance of 2,000,000 class A
warrants. There are currently outstanding, 2,000,000 class A warrants. The class A warrants are exercisable into one common share
at the purchase price of $.50.   The class A warrants shall be
exercisable for a period of two years.   We can redeem the class A
warrants at $.001 per class A warrant upon thirty days notice.

Transfer Agent.  Fidelity Transfer Company acts as our transfer agent.


-----------------------------------------------------------
                       INDEMNIFICATION
-----------------------------------------------------------

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act of 1933. The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of Global. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of Global may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of Global. Global has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by Jody M. Walker, Attorney-At-Law located in Littleton, Colorado.


--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

Global is not involved in any legal proceedings as of the date of this prospectus.


--------------------------------------------------------
                ADDITIONAL INFORMATION
--------------------------------------------------------

We have filed with the Securities and Exchange Commission a registration statement under the Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, some parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Global and the securities offered hereby, reference is made to the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, telephone number 1-800-SEC-0330, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

We will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibour to the information that is incorporated by reference unless the exhibour are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to David Gordon, President.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

--------------------------------------------------------
                              EXPERTS
--------------------------------------------------------

The audited financial statements included in this prospectus have been so included in reliance on the report of James E. Scheifley &
Associates, P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


--------------------------------------------------------
                      INTERESTS OF NAMED
                        EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the prospectus are affiliated with Global.



--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Unaudited Balance Sheet dated January 31, 2001
Statement of Operations for the nine months and three months ended January 31, 2001 and 2000
Statements of Cash Flows for the nine months and three months ended January 31, 2001 and 2000
Notes to Financial Statements

Independent Auditor's Report
Balance Sheet dated April 30, 2000
Statement of Operations for the year ended April 30, 2000 and 1999 Statement of Changes in Stockholders' Equity from the period from inception to April 30, 2000
Statements of Cash Flows For the year ended April 30, 2000 and 1999 Notes to Financial Statements

PART I

Item 1. Financial Statements:

            Global Foods Online, Inc.
          (A Development Stage Company)
                  Balance Sheet
                 January 31, 2001
                   (Unaudited)

                      ASSETS

Current assets:                                                        2001
  Cash                                                           $       123
                                                                  ----------
      Total current assets                                               123

Equipment, at cost net of
 accumulated depreciation of $3,121                                    5,856

Deposit                                                                1,897
                                                                   ---------
Total assets                                                     $     7,876

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                               $    19,341
  Accrued expenses                                                    13,900
                                                                   ---------
      Total current liabilities                                       33,241


Notes payable - shareholders                                           5,000

Stockholders' equity:
 Common stock, $.001 par value,
  50,000,000 shares authorized, 8,872,060 shares
  issued and outstanding                                               8,872
 Additional paid in capital                                        1,361,226
 (Deficit) accumulated during
  development stage                                               (1,400,463)
                                                                  ----------
                                                                     (30,365)
                                                                  ----------
                                                                 $     7,876



See accompanying notes to financial statements.

                 Global Foods Online, Inc.
               (A Development Stage Company)
                 Statements of Operations
Three Months and Nine Months Ended January 31, 2001 and 2000
                        (Unaudited)

                                              Three Months     Three Months      Nine Months      Nine Months       Period From
                                                  Ended            Ended            Ended            Ended          Inception To
                                               January 31,      January 31,      January 31,      January 31,       January 31,
                                                  2001             2000             2001             2000              2001
 Operating expenses                          $   437,069      $    15,278      $   948,527      $   130,715       $ 1,382,321
                                              ----------       ----------       ----------       ----------        ----------
(Loss from operations) and net (loss)           (437,069)         (15,278)        (948,527)        (130,715)       (1,382,321)

 Interest expense                                      -                -             10,950              -              13,900
                                              ----------       ----------       ----------       ----------        ----------
Net (loss)                                   $  (437,069)     $   (15,278)     $  (959,477)     $  (130,715)      $(1,396,221)

Per share information:
 Basic and diluted (loss) per common share   $     (0.05)     $     (0.00)     $     (0.12)     $     (0.02)      $     (0.39)

 Weighted average shares outstanding           8,855,393        7,050,293        7,698,504        6,763,982         3,604,707





     See accompanying notes to financial statements.

                         Global Foods Online, Inc.
                       (A Development Stage Company)
                          Statements of Cash Flows
                Nine Months Ended January 31, 2001 and 2000
                                (Unaudited)

                                                                               Nine Months       Nine Months         Period From
                                                                                  Ended             Ended           Inception To
                                                                               January 31,       January 31,         January 31,
                                                                                   2001              2000               2001

Net income (loss)                                                            $  (959,477)      $  (130,715)      $  (1,396,221)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                                                    1,950               -                 3,511
   Common stock issued for services                                              689,400               -               923,450
   Compensation value of discounted shares                                           -                                   3,500
   Charge off of goodwill                                                            -                 -                 8,000
  Changes in assets and liabilities:                                                                   -
   (Increase) in other assets                                                        -                 -                (1,897)
   Decrease in officer advance                                                       -              30,000                 -
   Increase in accounts payable and accrued expenses                              15,817             4,939              29,097

                                                                              ----------          --------          ----------
  Total adjustments                                                              707,167            34,939             965,661
                                                                              ----------          --------          ----------
  Net cash provided by (used in)
   operating activities                                                         (252,310)          (95,776)           (430,560)

Investing activities:
   Purchase of equipment                                                             -              (3,187)             (9,367)
                                                                              -----------         --------           ---------
Net cash used in investing activities                                                -              (3,187)             (9,367)
                                                                              -----------         --------           ---------

Financing activities:
  Sale of common stock for cash                                                   78,000           115,381             219,050
  Proceeds from notes payable                                                        -                 -               219,000
  Sale of common stock warrants                                                      -                 -                 2,000
                                                                              ----------          --------           ---------
Net cash provided by financing activities                                         78,000           115,381             440,050

Increase (decrease) in cash                                                     (174,310)           16,418                 123
Cash and cash equivalents,
 beginning of period                                                             174,433             7,095                 -
                                                                              ----------          --------           ---------
Cash and cash equivalents,
 end of period                                                               $       123       $    23,513       $         123





              See accompanying notes to financial statements.

Global Foods Online, Inc.
Notes to Financial Statements
January 31, 2001
(Unaudited)

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended April 30, 2000.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During the nine months ended January 31, 2001, the Company sold an aggregate of 176,000 shares of its common for cash proceeds of $78,000. Additionally, the Company converted an aggregate of $214,000 of investor notes payable into 537,000 shares of its common stock and issued 1,378,800 shares of its common stock to a consultants for services provided to the Company of $689,400. The shares issued for services were valued at $.50 per share, which is considered to be the fair value for the stock based on amounts paid in cash by private investors.

INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Global Foods Online, Inc.
(a Development Stage Company)

We have audited the balance sheet of Global Foods Online, Inc. as of April 30, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period then ended and for the period from inception (February 4, 1997) to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Global Foods Online, Inc. as of April 30, 2000, and the results of its operations and cash flows each of the years in the two year period then ended and for the period from inception (February 4, 1997) to April 30, 2000, in conformity with generally accepted accounting principles.




                          James E. Scheifley & Associates, P.C.
                          Certified Public Accountants

Denver, Colorado
August 8, 2000

                Global Foods Online, Inc.
               (A Development Stage Company)
                       Balance Sheet
                      April 30, 2000

                          ASSETS

Current assets:                                                 2000
  Cash                                                      $ 174,433
                                                             --------
      Total current assets                                    174,433

Equipment, at cost net of
 accumulated depreciation of $1,561                             7,806

Deposit                                                         1,897
                                                             --------
Total assets                                                $ 184,136

           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                          $  14,474
  Accrued interest                                              2,950
                                                             --------
      Total current liabilities                                17,424

Notes payable - shareholders                                  219,000

Stockholders' equity:
 Common stock, $.001 par value,
  50,000,000 shares authorized, 6,780,260
  shares issued and outstanding                                 6,780
 Additional paid in capital                                   381,918
 (Deficit) accumulated during
  development stage                                          (440,986)
                                                             --------
                                                              (52,288)
                                                             --------
                                                            $ 184,136




     See accompanying notes to financial statements.

                  Global Foods Online, Inc.
                (A Development Stage Company)
                   Statements of Operations
             Years Ended April 30, 2000 and 1999
and Period From Inception (February 4, 1997) to April 30, 2000

                                                                     Year              Year        Period From
                                                                    Ended             Ended        Inception To
                                                                  April 30,         April 30,       April 30,
                                                                     2000              1999            2000
 Operating expenses                                            $   312,455       $   121,339       $   433,794
                                                                ----------        ----------        ----------
 (Loss from operations)                                            312,455           121,339           433,794

 Interest expense                                                    2,950               -               2,950
                                                                ----------        ----------        ----------
Net (loss)                                                     $  (315,405)      $  (121,339)      $  (436,744)


Per share information:
 Basic and diluted (loss) per common share                     $     (0.05)      $     (0.13)      $     (0.17)

 Weighted average shares outstanding                             6,628,702           943,290         2,581,257





       See accompanying notes to financial statements.

             Global Foods Online, Inc.
           (A Development Stage Company)
    Statement of Changes in Stockholders' Equity
For the Period From Inception (February 4, 1997) to April 30, 2000

                                                                                              Deficit
                                                                         Additional         Accumulated
                                           Common  Stock                 Paid-in        During Develop-
               ACTIVITY               Shares             Amount          Capital          ment Stage          Total

Post bankruptcy shares outstanding
  on February 4, 1997                   98,160       $         98       $        -         $     (4,242)     $     (4,144)
                                    ----------        -----------        ------------       -----------       -----------
Balance April 30, 1997 through
 April 30, 1998                         98,160                 98                -               (4,242)           (4,144)

Common stock sold for cash in
  February 1999 @ $.002 per share      525,000                 525                525                               1,050

Shares issued to complete merger
  during March 1999 @ $.002
   per share                        4,000,000               4,000              4,000                                8,000

Common stock sold for cash in
  April 1999 @ $.10 per share         450,000                 450             44,550                               45,000

Common issued for services in
  April 1999 @ $.10 per share       1,000,000               1,000             99,000                              100,000

Sale of common stock warrants in
  February 1999 @ $.001 per warrant         -                   0              2,000                                2,000

Net (loss) for the year
 ended April 30, 1999                       -                   -                  -          (121,339)          (121,339)
                                   ----------          ----------         ----------        ----------        -----------

Balance, April 30, 1999             6,073,160               6,073            150,075          (125,581)            30,567

Common stock sold for cash in
  June 1999 @ $.10 per share          265,000                 265             22,735                               23,000
   Compensation value of discount shares                                       3,500                                3,500
  August 1999 @ $.50 per share         68,000                  68             33,932                               34,000
  September 1999 @ $.50 per share      50,000                  50             24,950                               25,000
  October 1999 @ $.10 per share        15,000                  15              1,485                                1,500
  November 1999 @ $.50 per share        6,000                   6              2,994                                3,000
  December 1999 @ $.50 per share       15,000                  15              7,485                                7,500
  January 2000 @ $.50 per share         2,000                   2                998                                1,000

Common issued for services in
  June 1999 @ $.10 per share           22,500                  22              2,228                                2,250
  August 1999 @ $.50 per share        200,000                 200             99,800                              100,000
  September 1999 @ $.50 per share      50,000                  50             24,950                               25,000
  December 1999 @ $.50 per share       13,600                  14              6,786                                6,800


Net (loss) for the year
 ended April 30, 2000                       -                   -                  -            (315,405)        (315,405)
                                   ----------          ----------          ---------           ---------       -----------

Balance, April 30, 2000             6,780,260         $    6,780         $  381,918          $ (440,986)       $ (52,288)


  See accompanying notes to financial statements.

                  Global Foods Online, Inc.
                (A Development Stage Company)
                  Statements of Cash Flows
             Years Ended April 30, 2000 and 1999
and Period From Inception (February 4, 1997) to April 30, 2000

                                                                   Year            Year        Period From
                                                                  Ended           Ended        Inception To
                                                                 April 30        April 30        April 30
                                                                   2000            1999            2000

Net income (loss)                                             $ (315,405)     $ (121,339)     $ (436,744)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                                    1,561             -             1,561
   Common stock issued for services                              134,050         100,000         234,050
   Compensation value of discounted shares                         3,500             -             3,500
   Charge off of goodwill                                            -             8,000           8,000

  Changes in assets and liabilities:
   (Increase) in other assets                                     (1,897)            -            (1,897)
   (Increase) decrease in officer advance                         30,000         (30,000)            -
   Increase in accounts payable and acrued expenses               10,896           2,384          13,280
                                                                --------        --------       ---------
  Total adjustments                                              178,110          80,384         258,494
                                                                --------        --------       ---------
  Net cash (used in) operating activities                       (137,295)        (40,955)       (178,250)

Investing activities:
   Purchase of equipment                                          (9,367)            -            (9,367)
                                                                --------        --------       ---------
Net cash used in investing activities                             (9,367)            -            (9,367)

Financing activities:
  Sale of common stock for cash                                   95,000          46,050         141,050
  Proceeds from notes payable                                    219,000             -           219,000
  Sale of common stock warrants                                      -             2,000           2,000
                                                                --------        --------       ---------
Net cash provided by financing activities                        314,000          48,050         362,050
                                                                --------        --------       ---------
Increase (decrease) in cash                                      176,705           7,095         183,800
Cash and cash equivalents,
 beginning of period                                               7,095             -               -
                                                                --------        --------       ---------
Cash and cash equivalents,
 end of period                                                $  174,433      $    7,095      $  174,433


      See accompanying notes to financial statements.

               Global Foods Online, Inc.
             (A Development Stage Company)
               Statements of Cash Flows
          Years Ended April 30, 2000 and 1999
and Period From Inception (February 4, 1997) to April 30, 2000

                                                             Year            Year        Period From
                                                            Ended           Ended        Inception To
                                                           April 30        April 30        April 30
                                                             2000            1999            2000
Supplemental cash flow information:
   Cash paid for interest                               $      -        $      -        $      -
   Cash paid for income taxes                           $      -        $      -        $      -






   See accompanying notes to financial statements.

Global Foods Online, Inc.
Notes to Financial Statements
April 30, 2000


Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Nevada on September 14, 1990. The Company is in its development stage and to date its activities have been limited to organization and capital formation. The Company's development stage began on February 4, 1997 upon the issuance by the United States Bankruptcy Court, District of Idaho of an order approving Trustee's report of no distribution and closing estate with the respect to the Company's filing under Chapter 7 of the Bankruptcy Code. The Company was formerly known as Valley Fish Products, Inc. The Company plans to distribute domestic and international food products in the United States and internationally and to utilize the World Wide Web in the implementation of its planned business operations.


     Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned, inactive subsidiary, IF&B Media
Corporation. All significant inter-company balances and transactions have been eliminated.


     Property, Plant and Equipment:
Property, plant and equipment are recorded at cost and are depreciated based upon estimated useful lives using the straight-line method. Estimated useful lives range from 3 to 5 years. At April 30, 2000 the Company has computer equipment and related software valued at $7,806 and has recorded depreciation amounting to $1,561 thereon.

     Loss per share:
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect.

     Intangible Assets:
The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company to date.

      Cash:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

     Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates

     Fair value of financial instruments
The Company's short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximates fair value because of their short-
term maturities.   Financial instruments that potentially subject the
Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the

Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments

Foreign Currency Translation
The financial statements are presented in United States dollars. The Company has significant United Kingdom operations, however United
States dollars are considered its functional currency.

Monetary assets and liabilities are translated into United States dollars at the balance sheet date rate of exchange and non-monetary assets and liabilities at historical rates. Revenues and expenses are translated at appropriate transaction date rates. Net gains or losses arising on translation are reflected a separate component of stockholders' equity.

     Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. Stock based compensation paid by the Company during the period ended April 30, 1999 is disclosed in Note 4.

New Accounting Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions that would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement and therefore comprehensive income is considered to be the same as net income.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective in 1998, the Company adopted SOP 98-1, however the Company has not incurred costs to date that would require evaluation in accordance with the SOP.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has not operated in its one planned business activity.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position.

The Company has not initiated benefit plans to date that would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

Note 2.  Business Acquisition

During March 1999, the Company acquired 100% of the stock of IB&F Media Corporation (Media) in exchange for 4,000,000 shares of its common stock. At the Merger date Media was an inactive company that was incorporated in California on November 24, 1998. At the merger date, Media had no assets and had not begun business operations.

The fair value of the shares issued to effect the merger aggregated $8,000 and was based on the price paid by individual investors ($.002 per share) for shares sold by the Company during February 1999. Had the merger been completed at the beginning of the 1999 fiscal year, the results of operations for the year ended April 30, 1999 would remain unchanged.

Note 3.  Officer advance.

On April 23, 1999, the Company advanced $30,000 to its president for the purpose of establishing a sales office in London, England. At April 30, 1999 the funds had not been deposited into a bank account owned by the Company and none of the funds had been expended. The full amount of the advance was utilized for authorized business purposes during the fiscal year ended April 30, 2000.

Note 4.  Notes payable - shareholders

During the period from January through April 2000, the Company sold short-term notes to certain of its shareholders. The notes are due after six months and include interest at 10% per annum. The Company received gross proceeds from the notes amounting to $219,000 through April 30, 2000. The Company expects that the notes will be converted into common stock during the next fiscal year.

Note 5.  Stockholders' equity.

During February 1999 the Company completed a private placement of its common stock whereby 525,000 shares of restricted common stock were sold for gross proceeds of $1,050.

During March 1999, the Company completed the merger with Media whereby 4,000,000 shares of its restricted common stock were exchanged for all of the outstanding common stock of Media (see Note 2.).

During April 1999 the Company completed a private placement of its common stock whereby 450,000 shares of restricted common stock were sold for gross proceeds of $45,000.

During February 1999, warrants to purchase an aggregate of 2,000,000 shares of restricted common stock at an exercise price of $.50 per share were authorized by the Company's Board of Directors. The warrants are exercisable for a period of three years. During February 1999, the Company sold warrants the warrants for gross proceeds of $2,000. There is no compensation effect associated with the sale of the warrants.

In April 1999 the Company issued an aggregate of 1,000,000 shares of its common stock for financial advisory services, and accounting and management services provided to the Company by two independent consultants. The fair value of the shares issued for the services amounted to $.10 per share and such value is consistent with the cash amount paid by the Company's investors during the comparable period.

During the year ended April 2000 the Company sold an aggregate of 421,000 shares of its common for gross proceeds of $95,000. Certain of the shares were sold to persons who provide advisory services to the Company at a price of $.07 per share at a time when other shareholders paid $.10 per share. The Company has recognized compensation expense related to the shares sold at the discounted price amounting to $3,500 for the year ended April 30, 2000.

During the year ended April 30, 2000 the Company issued an aggregate of 286,100 shares of its common stock for financial advisory services and management services provided to the Company by independent consultants. The fair value of the shares issued for the services amounted to $.50 per share and such value is consistent with the cash amount paid by the Company's investors during the comparable period.

Note 6.  Income taxes.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company currently has net operating loss carryforwards aggregating approximately $436,000 that expire $121,000 in 2014 and $315,000 in 2015. Operating losses incurred by the Company prior to its emergence from bankruptcy may not be available to the Company to offset future taxable income due to the change in ownership of the Company precipitated by the merger with Media. The deferred tax asset resulting from the operating loss carryforward described above (approximately $148,500) has been fully reserved as the Company cannot predict future profitable operations which would generate the taxable income necessary for its utilization. The reserve increased by approximately $107,000 during the year ended April 30, 2000.

Note 7.  Commitments

The Company has entered into an operating lease for a motor vehicle that calls for annual rental payments aggregating $5,709. The lease term extends through the year 2003. Minimum annual rental payments under the lease are as follows for the years ended April 30, 2001 through 2003: 2001 - $5,709; 2002 - $5,709: 2003 - $4,282.

Rent expense amounted to $1,428 and $-0- for the years ended April 30, 2000 and 1999, respectively.

Note 8. Foreign Operations

During the year ended April 30, 2000 the Company established marketing and sales operations in London, England. Assets employed at this location consist of equipment valued at $2,656. Sales have not commenced at either of the Company's locations. General and administrative expenses incurred by the London operation amounted to approximately $91,200 during the year ended April 30, 2000.

Note 9. Supplemental Statement of Operations Information.

During the years ended April 30, 2000 and 1999, the Company incurred $312,455 and $121,339 of general and administrative expenses respectively, the components of which are as follows:

                                    2000             1999

Consulting expense                 108,520          99,355
Travel expense                      19,894               -
Professional fees	                   24,379           4,928
Web site expenses                   10,594               -
Office expenses                     59,890               -
Depreciation & amortization          1,561               -
Printing                            21,973          11,000
Outside services                    34,466               -

Telephone expense	                    6,880             240
Other expenses                      24,298           5,816
                                  --------        --------
                                $  312,455       $ 121,339

------------------------------------------------
               OTHER INFORMATION
------------------------------------------------

Until               (90 days after the date of the prospectus), all
persons effecting transactions in the registered securities, whether or not participating in the offering, may be required to deliver a prospectus. These persons are still obligated to deliver a prospectus when they act as underwriters and when they sell their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, this information or representation must not be relied on as having been authorized by Sea Shell or the underwriter, if an underwriter assists in the sale of the securities. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which the offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Global since the date hereof.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.   Indemnification of Officers and Directors.

The bylaws of Global provides that a director of the registrant shall have no personal liability to the Registrant or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or our stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction from which the director derived an improper personal benefit. Registrant's bylaws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against liabilities. Further the bylaws also provides that the Registrant shall indemnify to the full extent permitted under Nevada law any director, officer employee or agent of registrant who has served as a director, officer, employee or agent or the registrant or, at the registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING GLOBAL FOR
LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Global are estimated to be substantially as follows:

                                                           Amount
                                                           Payable
Item                                                       By Company
S.E.C. Registration Fees                                 $  834.38
Printing and Engraving Fees                               5,000.00
Legal Fees                                               10,000.00
Accounting Fees and Expenses                              5,000.00
Miscellaneous                                             2,500.00

Total                                                   $23,334.38

Item 26.   Recent Sales of Unregistered Securities.

During May 2001, Global issued 750,000 common shares to Persia Consulting Group and Alexander & Wade for consulting services provided
to Global.   During May 2001, Global issued 500,000 warrants to
Yorkville Advisors Management, LLC as part of its Equity Line of
Credit.   These sales were made pursuant to an exemption from
registration under Section 4(2) of Regulation D.   The sales were made
to sophisticated investors with an ongoing relationship with Global.

During February 1999 Global completed a private placement of its common stock whereby 525,000 shares of restricted common stock were sold at $.001 in cash and services (see list below).

Name                             Total Number           Cash
                                  of common shares     Payment
Steven M. Scott                     930                    1.86
Michael D. Muffet                   609                    1.22
Mickey O'Brian                      630                    1.26
David Crisci                      3,255                    6.51
Harold D. Wiebold                45,718                   91,44
Val C. Jensen                    56,500                  113.00
Kenneth Hobbs                     1,102                    2.20
Michael Taylor                    1,750                    3.50
Maurlin Mickelson                    53                     .11
Lori Mickelson                       53                     .11
Barbara Mickelson                    53                     .11
James and Amelia Arana              641                    1.28
Louis and Christy Mendoza        33,250                   66.50
Sarah Maria Mendoza                  67                     .13
Bradley D. King                     875                    1.75

The following shares were issued at $.001 per common share for services rendered.

Name                             Total Number
                                  of common shares

Mary Ann King                       98,663
Jeffery W. King                     67,523
Timothy Miles                      142,865
Colin Moody                         12,500
Mitsue Tatsugawa                    12,500
Elizabeth Gheen                     12,500
Joel R. Shine                       22,963
Robert Hinchley                     10,000

All of these sales were made pursuant to an exemption from
registration under Section 4(2) of Regulation D.   The sales were made
to sophisticated investors with an ongoing relationship with the Company.

During March 1999, Global completed the merger with Media whereby 4,000,000 shares of its restricted common stock were exchanged for all of the outstanding common stock of Media.

Name                             Total Number
                                  of common shares

Phillip Fox                           50,000
David Gordon                       1,950,000
John Harrison                      1,950,000
Douglas Weil                          50,000

During April and May 1999 Global completed a private placement of its common stock whereby 700,000 shares of restricted common stock were sold for gross proceeds of $70,000.

Name                             Total Number            Cash
                                  of common shares       Payment

Tamie Aceves                       200,000               $20,000
Elizabeth Gheen                     50,000                 5,000
Mitsuo Tatsugawa                    80,000                 8,000
Dennis Knepp                         5,000                   500
John Poli                          100,000                10,000
J.W. Kennedy                        10,000                 1,000
John Schaeffer                      10,000                 1,000
Neal Mark Friedfertig               15,000                 1,500
Lawrence Gordon                      5,000                   500
Griff E. Stone                      10,000                 1,000
David N. Cohen                       5,000                   500
500010 BC LTD.                      10,000                 1,000
391566 BC LTD.                      10,000                 1,000
Russell H. Trager and
   Edna Trager JT WROS               5,000                 5,000
Janet Gildersleeve                   5,000                   500
Jeff Gordon                          2,500                   250
Steve Loeb                           2,500                   250
Peter S. Palmer and Patricia Palmer  5,000                   500
Henry Gordon                         5,000                   500
Bruce M. Yelder                     10,000                 1,000
Laurence Gross                       5,000                   500
George Inserra                       5,000                   500
Bill Zupner                         10,000                 1,000
Phillip and Sara Sunshine           10,000                 1,000
Richard E. Marks as Custodian
   For Dempsey Marks                20,000                 2,000
Richard E. and Rebecca Marks JT     10,000                 1,000
Norman Chandler Fox                 20,000                 2,000
Stanley Fox                         10,000                 1,000
Mitchell H. Fox and Ruth Fox        10,000                 1,000
Mark and Anne Mansfield             10,000                 1,000
Andy Gordon                          5,000                   500
Sharon Miles                        15,000                 1,500
Frederick & Alma Tudal Family Trust 25,000                 2,500

These sales were made pursuant to an exemption from registration
pursuant to Section 505 of Regulation D.   No commissions were paid and
no general solicitation was utilized.   The offering was approved
and/or exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

During February 1999, warrants to purchase an aggregate of 2,000,000 shares of restricted common stock at an exercise price of $.50 per share were authorized by the Company's Board of Directors. The warrants are exercisable for a period of three years. During
February 1999, Global sold warrants the warrants for gross proceeds of $2,000 in cash and services.

Name                             Total Number        Cash Payment/
                                  of Warrants          Services

Joel Shine                         500,000          $500/Services
Timothy Miles                      500,000          $500/Services
Mitsuo Tatsugawa                   500,000          $500/Services
Elizabeth Gheen                    500,000          $500/Services

These sales were made pursuant to an exemption from registration under
Section 4(2) of Regulation D.   The sales were made to sophisticated
investors with an ongoing relationship with Global.

In April 1999 Global issued an aggregate of 1,000,000 shares of its common stock for financial advisory services, and accounting and management services provided to Global by two independent consultants. The fair value of the shares issued for the services amounted to $.10 per share and such value is consistent with the cash amount paid by Global's investors during the comparable period.

Name                             Total Number
                                  of common shares

Joel R. Shine                        40,000
Timothy Miles                       360,000
Phillip Fox                         290,000
Moody's Financial Relations, Inc.   310,000

These sales were made pursuant to an exemption from registration under
Section 4(2) of Regulation D.   The sales were made to sophisticated
investors with an ongoing relationship with Global.

Item 27.   Exhibit Index.

1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation incorporated by reference
                    to Form SB-2, file no. 333-83231
(3.2)             Amendment to Articles of Incorporation incorporated
                    by reference to Form SB-2, file no. 333-83231
(3.3)             Bylaws incorporated by reference to Form SB-2, file
                    no. 333-83231
(3.4)             Articles of Merger between Global and IF&G Media
                  Corporation incorporated by reference to Form SB-2,
                    file no. 333-83231
(4)               Specimen certificate for common stock incorporated by
                    reference to Form SB-2, file no. 333-83231
(4.1)             Specimen Warrant certificate incorporated by
                    reference to Form SB-2, file no. 333-83231
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10.1)            Consulting Agreement with Moody's Financial Services
                    incorporated by reference to Form SB-2, file no.
                    333-83231
(10.2)            Consulting Agreement with Joel Shine incorporated by
                    reference to Form SB-2, file no. 333-83231
(10.3)            Equity Line of Credit Agreement dated May2001
(10.4)            Consulting Agreement with Persia Consulting Group,
                    Inc. dated April 12, 2001


(10.5)            Escrow Agreement with First Union
(10.6)            Registration Rights Agreement
(10.7)            Agreement with Yorkville Advisors Management, LLC
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of James E. Scheifley & Associates, P.C.
(25)              Not Applicable
(26)              Not Applicable
(27)              Not Applicable
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospecutus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

 (d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of London, Country of England on the 25th day of June, 2001.

                                       Global Foods Online, Inc.


                                        /s/ John Harrison
                                        -------------------------------
- -
                                        By John Harrison, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature Capacity                                      Date
/s/John Harrison      Principal Executive Officer    June 25, 2001
-------------------

/s/David Gordon       Principal Financial Officer
-------------------        Controller/Director       June 25, 2001